Exhibit 10.38(iii)

AMENDMENT NUMBER SIX

TO THE

GEORGIA-PACIFIC CORPORATION

KEY SALARIED EMPLOYEES GROUP INSURANCE PLAN/

POST 1986 GROUP

(Effective January 1, 1987)

Pursuant to the authority granted to Georgia-Pacific Corporation (the “Company”) to amend the Georgia-Pacific Corporation Key Salaried Employees Group Insurance Plan/Post 1986 Group (the “Plan”) under Section 6.2 of the Plan, the Plan has been amended, effective as of January 1, 2002, to update the eligibility rules and to clarify certain provisions of the Plan as follows:

1)	Section 2.1a. of the Plan is amended and restated as follows:

“a. Eligibility Criteria. All salaried employees of the Company and its affiliates who meet the following qualifications on their respective participation effective dates as specified in subparagraph b. below shall become Participants in this Plan on such date:

i. The employee is actively at work.

ii. The employee’s combined annual base salary and target bonus (determined as of October 1 of a given year) equals or exceeds the compensation cap under Internal Revenue Code Section 401(a)(17).

iii. The employee is not eligible to participate in the Georgia-Pacific Key Salaried Employees Group Insurance Plan/Pre-1987 Group.”

2)	Section 2.2b. of the Plan is amended and restated to read as follows:

“b. Maximum Coverage. The maximum coverage for any Participant to be issued under this Plan shall be $1,000,000. A Participant of this Plan may elect additional life insurance coverage under the Georgia-Pacific Corporation LifeChoices Plus Benefits Program (the ‘LifeChoices Plan’); provided, however, the combined maximum coverage for any Participant under this Plan and the LifeChoices Plan shall be $2,000,000.”

3)	Section 3.2b. of the Plan is amended and restated as follows:

“b.	Level of Loss. The proportion of the maximum coverage benefits payable to an injured Participant shall be:

Type of Accident*	Amount
Loss of Life	Full amount of maximum coverage provided in 3.2(a) (paid to Participant’s beneficiary)

Loss of: Both hands Both feet Sight of both eyes One hand and one foot One hand and sight of one eye	Full amount of maximum coverage provided in 3.2(a) (paid to Participant)

Loss of: One hand One foot Sight of one eye	1/2 the amount of maximum coverage provided in 3.2(a) (paid to Participant)

Quadriplegia	Full amount of maximum coverage provided in 3.2(a) (paid to Participant)

Paraplegia or Hemiplegia	1/2 the amount of maximum coverage provided in 3.2(a) (paid to Participant)

*	Total payment for all losses due to one accident will not be more than the maximum amount of the coverage provided in section 3.2(a).”

4)	Except as hereinabove and heretofore amended and modified, the Plan as effective as of January 1, 1987 shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has duly executed this Amendment this 21st day of February, 2003.

GEORGIA-PACIFIC CORPORATION

By:	/s/ Patricia A. Barnard
Patricia A. Barnard
Executive Vice President – Human Resources

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